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Exhibit 21.1

List of Subsidiaries

        The following is a list of the subsidiaries of BankUnited, Inc. as of December 31, 2013, including the name of each subsidiary and its jurisdiction of incorporation:

1. BankUnited, NA	USA
2. Bay Holdings, Inc.	Florida
3. Bridge Capital Leasing, Inc.	Orlando
4. BU Delaware, Inc.	Delaware
5. CRE Properties, Inc.	Florida
6. Pinnacle Public Finance, Inc.	Delaware
7. T&D Properties of South Florida, Inc.	Florida
8. United Capital Business Lending, Inc.	Delaware

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  Exhibit 21.1
List of Subsidiaries